Exhibit 99.1

Lime Energy Raises $2 Million Through Sale of Convertible Preferred Stock

HUNTERSVILLE, NC, February 3, 2014—Lime Energy Co. (NASDAQ: LIME), the nation’s leading provider of energy efficiency for small businesses, announced that on January 29, 2013, it entered into a Preferred Stock and Warrant Purchase Agreement (the “Purchase Agreement”) with Greener Capital Partners Fund II, L.P. (the “Greener Capital”), in which Lime agreed to sell Greener Capital 200,000 shares of its Series B Convertible Preferred Stock (the “Preferred Shares”) and warrants to purchase 282,686 shares of the Lime’s common stock at $2.83 per shares, for a total purchase price of $2 million.

“Lime Energy is focused on one of the fastest growing segments of the clean energy industry, small business energy efficiency, and we are thrilled to have the support of Greener Capital,” said Adam Procell, President & CEO of Lime Energy. “This investment further strengthens our balance sheet and brings to $6 million the re-capitalization of our business over the last month. These resources should help to expand our business to meet increasing demand from existing clients during 2014.”

Lime Energy is providing their award-winning, performance-based direct install energy efficiency model to some of the nation’s largest utilities, including Duke Energy, AEP, National Grid, Northeast utilities and PSE&G. In the last nine years, the utility ratepayer-funded energy efficiency program market has grown tremendously. Utilities have struggled to engage their small business customers and get them to participate in these programs, but with over 25 years of experience with this market segment, Lime focuses solely on helping their utility clients to reach these small businesses.

The Preferred Shares purchased by Greener Capital are entitled to an accruing dividend of 12.5% per annum of their original issue price, payable semi-annually in arrears.  Such dividends shall be paid in additional shares of Series B Preferred Stock at the original issue price (subject to adjustment for stock splits, combinations and similar recapitalizations) or, at the sole discretion of the Company’s board of directors, in cash.

The Preferred Shares may be converted, at any time following the approval of such conversion by the Company’s stockholders, at the election of the holder of such shares, into shares of the Company’s common stock at a conversion price equal to $2.83 per share.

The Purchase Agreement requires that the transaction close no later than February 21, 2014.  Greener Capital has informed the Company that it anticipates it will be prepared to close during the week of February 7, 2014.

This press release provides only a summary of the transaction. The Company will file a Current Report on Form 8-K further describing the transaction, which will include as an Exhibit the Purchase Agreement. The description of the transaction presented here is qualified in its entirety by the Current Report and the Exhibits to that Report.

The announcement of this placement of convertible preferred stock as detailed in this press release shall not constitute an offer to sell or a solicitation of an offer to buy the convertible stock, the warrants or the shares of common stock issuable upon conversion of the preferred stock or the exercise of the warrants. The preferred stock, the warrants and the shares of common stock issuable upon conversion of the convertible preferred stock and exercise of the warrants have not been registered under the Securities Act of 1933, as amended (“Securities Act”) or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and state securities laws.

About Lime Energy Co.

Lime Energy is building a new energy future.  As a leading national provider of energy efficiency for small business customers, Lime designs and implements direct install programs for our utility clients which consistently exceed program savings goals.  Our award-winning, integrated services programs provide utilities with reliable energy efficiency resources while delivering the highest levels of customer satisfaction.  This next generation approach is helping utilities across the country to go deeper and broader with the cheapest, cleanest and fastest energy resource that we have — energy efficiency.

Cautionary Statement

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including statements that reflect Lime Energy’s current expectations about its future results, performance, prospects and opportunities. Lime Energy has tried to identify these forward-looking statements by using words and phrases such as “may,” “expects,” “anticipates,” “believes,” “potential,” “hope,” “intends,” “estimates,” “plan,” “should,” “typical,” “preliminary,” or similar expressions. These forward-looking statements are based on information currently available to Lime Energy and are subject to a number of risks, uncertainties and other factors that could cause Lime Energy’s actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward- looking statements. These risks include those described in Lime Energy’s most recent Annual Report on Form 10-K or as may be described from time to time in Lime Energy’s subsequent SEC filings; such factors are incorporated here by reference.

Contacts:

Jeffrey Mistarz

(704) 892-4442

InvestorRelations@lime-energy.com